SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                            -------------------------


                                    FORM 8-A

                For Registration of Certain Classes of Securities
                     Pursuant to Section 12(b) or (g) of the
                         Securities Exchange Act of 1934

                            -------------------------


                            HEALTHCARE CAPITAL CORP.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


                                 Alberta, Canada
                    (STATE OF INCORPORATION OR ORGANIZATION)

                                 Not Applicable
                      (I.R.S. EMPLOYER IDENTIFICATION NO.)


  111 S.W. Fifth Avenue, Suite 2390
          Portland, Oregon                                 97204
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                (ZIP CODE)


SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(B) OF THE ACT:

    TITLE OF EACH CLASS                      NAME OF EACH EXCHANGE ON WHICH
    TO BE SO REGISTERED                      EACH CLASS IS TO BE REGISTERED
    -------------------                      ------------------------------

           None                                           None

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(G) OF THE ACT:


       HealthCare Capital Corp. Common Stock, without nominal or par value
                                (TITLE OF CLASS)





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ITEM 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.


         The authorized capital stock of HealthCare Capital Corp. (the "Company") consists of an unlimited number of shares of Common Stock, without nominal or par value, and an unlimited number of shares of Preferred Stock. The Company is registering its Common Stock pursuant to the Securities Exchange Act of 1934. The Company is not at this time registering Preferred Stock or warrants to purchase Common Stock although such securities are described below because they may materially limit or qualify the rights of holders of Common Stock.

COMMON STOCK

         The Company is authorized to issue an unlimited number of shares of Common Stock. Holders of Common Stock are entitled to one vote per share at all meetings of holders of the Common Stock. All shares of Common Stock rank ratably with regard to dividends (if and when declared by the board of directors of the Company). In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. The holders of Common Stock have no preemptive rights under Alberta law or the Company's Articles of Incorporation.

         At April 1, 1997, 19,528,401 shares of Common Stock were issued and outstanding and were fully paid and non-assessable, with 5,250,000 of such shares subject to escrow provisions (see "Escrowed Shares"). An additional 1,567,085 shares of Common Stock are issuable without additional consideration in connection with the Company's special warrants that were issued in February 1996 (the "February Special Warrants"), and up to 5,467,410 shares of Common Stock are issuable without additional consideration in connection with the Company's special warrants that were issued in September 1996 and December 1996 (together, the "September Special Warrants"). In addition, 1,873,250 shares are issuable upon the exercise of share purchase warrants issued upon the exercise or deemed exercise of the February Special Warrants at an exercise price of Cdn$1.50 per share until February 28, 1998 (the "February Warrants"), and up to 5,467,410 shares are issuable upon the exercise of share purchase warrants issued or to be issued upon the exercise or deemed exercise of the September Special Warrants at a price of US$2.00 per share until August 31, 1998 (the "September Warrants"). If the closing bid for the Company's Common Stock is in excess of US$3.00 per share on each of 20 consecutive trading days (as traded on the Alberta Stock Exchange (the "ASE") or another more senior North American stock exchange), the Company has the option, upon 45 days' prior written notice to the holders, to force the exercise or cancellation of the September Warrants.

         In connection with certain acquisitions made by the Company, 136,200 shares of Common Stock are issuable pursuant to the terms of a convertible promissory note due September 1, 1997, and 2,000,000 shares are issuable pursuant to convertible subordinated notes due October 31, 1997. Up to 576,900 shares of Common Stock are issuable at a price of US$1.25 per share pursuant to share purchase warrants issued by the Company that will



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expire on August 31, 1998.  Upon the  acceptance for listing or quotation of the
Common Stock on a recognized stock exchange or national trading market in the United States, the Company will have the option upon 45 days' prior written notice to force the exercise or cancellation of the warrants if the closing bid for the Common Stock is at least US$3.00 per share on each of 20 consecutive trading days. In addition, an aggregate of 2.6 million shares of Common Stock are issuable upon the exercise of stock options granted to the Company's officers, employees and directors.

         The Board of Directors may issue an unlimited number of additional shares of Common Stock without any further vote or action by the Company's shareholders, which may cause the interests of existing shareholders to suffer substantial dilution.

PREFERRED STOCK

         The Company is authorized to issue an unlimited number of shares of Preferred Stock. The board of directors has the authority to issue Preferred Stock in one or more series and to fix the number of shares comprising any such series and the designations, rights, privileges, restrictions, and conditions attaching thereto, including the rate or amount of dividends or the method of calculating dividends, the dates of payment of dividends, the redemption, purchase, and/or conversion price or prices and the terms and conditions of any such redemption, purchase, and/or conversion, and any sinking fund or other provisions, without any further vote or action by the shareholders of the Company. The issuance of Preferred Stock by the board of directors could adversely affect the voting power and other rights of holders of Common Stock. For example, the issuance of shares of Preferred Stock could result in securities outstanding that would have preference over the Common Stock with respect to dividends and upon liquidation and that could (upon conversion or otherwise) enjoy all of the rights of the Common Stock.

         The authority possessed by the board of directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy or consent solicitation or otherwise by making such attempts more costly or more difficult to achieve. There are no agreements or understandings for the issuance of Preferred Stock, and the Company has no plans to issue any shares of Preferred Stock.

WARRANTS

         At April 1, 1997, the Company had outstanding 1,873,250 February Warrants governed by an indenture dated February 28, 1996 (the "February Warrant Indenture"), between the Company and The R-M Trust Company, as trustee and warrant agent (the "Trustee"). Each February Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of Cdn$1.50 per share until February 28, 1998.

         At April 1, 1997, the Company had outstanding 5,386,410 September Warrants governed by an indenture dated September 17, 1996 (the "September Warrant Indenture"), between the Company and the Trustee, as trustee and warrant agent. Each September Warrant entitles the



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holder  to  subscribe  for  one  share  of  Common  Stock  of the  Company  at a subscription price of US$2.00 until the expiry thereof. The September Warrants will expire on August 31, 1998. If the closing bid for the Company's Common Stock is in excess of US$3.00 per share on each of 20 consecutive trading days (as traded on the ASE or another more senior North American stock exchange), the Company has the option, upon 45 days' prior written notice to the holders, to force the exercise or cancellation of the September Warrants.

         The February Warrant Indenture and September Warrant Indenture each provides that the exercise price per share of Common Stock thereunder is subject to adjustment under certain circumstances, including any subdivision, consolidation, or reclassification of the Common Stock or any reorganization of the Company including amalgamation, merger, or arrangement.

         To the extent that a holder of a February Warrant or September Warrant is entitled to purchase a fraction of a share of Common Stock, such right may be exercised only in combination with other rights which in the aggregate entitle the holder to purchase a whole number of shares of Common Stock. Holders of such warrants are not entitled to any cash payment or other compensation in respect of fractional entitlements. Holders of such warrants do not have any voting or preemptive rights or any other rights as shareholders of the Company.

In connection with the placement of the September Special Warrants, the Company has issued 576,900 share purchase warrants each of which is exercisable for one share of Common Stock at an exercise price of US$1.25 per share until August 31, 1998. Upon acceptance for listing or quotation of the Common Stock on a recognized stock exchange or national trading market in the United States, the Company will have the option upon 45 days' prior written notice to force the exercise or cancellation of the warrants if the closing bid for the Common Stock is at least US$3.00 per share on each of 20 consecutive trading days.


ITEM 2.  EXHIBITS.

                  The exhibits to this registration  statement are listed in the exhibit index immediately following the signature page.






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                                    SIGNATURE


                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                                         HEALTHCARE CAPITAL CORP.



                                         By   /s/ Brandon M. Dawson
                                              Brandon M. Dawson, President

Dated:   April 8, 1997




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                                  EXHIBIT INDEX

Exhibit Number


     3.1 Articles of Incorporation of the registrant. Incorporated by reference to Exhibit 3.1 to the registrant's Registration Statement on Form SB-2 (No. 333-23137) ("Form SB-2").

     3.2 Restated Bylaws of the registrant. Incorporated by reference to Exhibit 3.2 to the Form SB-2.

     10.1 Warrant Indenture between the registrant and the R-M Trust Company dated February 28, 1996. Incorporated by reference to
                  Exhibit 10.3 to the Form SB-2.

     10.2 Special Warrant Indenture between the registrant and the R-M Trust Company dated September 17, 1996 ("September Special Warrant Indenture"). Incorporated by reference to Exhibit 10.6 to the Form SB-2.

     10.3         Supplemental Indenture to September Special Warrant Indenture.
                  Incorporated by reference to Exhibit 10.7 to the Form SB-2.

     10.4 Second Supplemental Indenture to September Special Warrant Indenture. Incorporated by reference to Exhibit 10.8 to the Form SB-2.

     10.5 Warrant Indenture between the registrant and the R-M Trust Company dated September 17, 1996 ("September Warrant Indenture"). Incorporated by reference to Exhibit 10.9 to the Form SB-2.

     10.6         Supplemental   Indenture  to  September   Warrant   Indenture.
                  Incorporated by reference to Exhibit 10.10 to the Form SB-2.



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